EXHIBIT 99

EMPIRE PETROLEUM ANNOUNCES OPERATIONAL UPDATE AND PRELIMINARY FINANCIAL RESULTS FOR FOURTH QUARTER 2023

Starbuck Drilling Program in North Dakota Providing Solid Results

Driving Further Asset Development Efforts Across Remaining Attractive Portfolio, Including Near-Term Focus on New Mexico and Texas

TULSA, OK (February 23, 2024) – Empire Petroleum (NYSE American: EP) (“Empire” or the “Company”), an oil and gas company with producing assets in New Mexico, North Dakota, Montana, Texas and Louisiana, today provided an update on its program to further develop its Starbuck Field located in North Dakota (the ”Starbuck Drilling Program”). In addition, the Company announced preliminary operational and financial results for Q4 2023. Empire expects 2024 to be a year of progress as it continues to advance the Starbuck Drilling Program and begins technical work for production uplift opportunities in New Mexico and Texas.

ASSET DEVELOPMENT UPDATE

The Starbuck Drilling Program’s first well came online in December 2023 and a total of four wells in the Upper Charles Formation have been placed on production. As of today, collectively all four wells have over 18,000 feet of horizontal pay and the Company is currently optimizing completions while increasing the core production through its enhanced oil recovery (“EOR”) program. Production since the purchase of the Starbuck Field has increased over 500%, with a goal of growth of 2,000% to 5,000% by the end of 2024.

At this time, the Company has one rig in the Starbuck Field drilling a fifth horizontal well, which is to be followed by completing the horizontal lateral in two previously drilled vertical wells with a radius into the target zone of development. As the Starbuck Field is strategically designed for EOR production, the Company anticipates EOR development to begin in Q2 2024 with the goal of providing a meaningful increase in production beginning as soon as the second half of 2024 and going forward.

Empire has also logged five vertical pilot wells to help identify additional pay and extend existing reservoirs, which has confirmed three additional primary zones of interest and two secondary zones of interest. In addition, the Company has drilled a vertical appraisal well in the Starbuck Field to core two new target zones for development. The two new primary target zones of development have been successfully cored as of this press release and the cores have just been delivered for analysis. The data will then be added to the development plan while the vertical well will be placed on production in Q1 2024.

Complementing these efforts, Empire has begun its technical work for production uplift opportunities on its New Mexico and Texas assets, including a pilot drilling program in New Mexico that is expected to begin later in 2024.

Q4 2023 PRELIMINARY RESULTS

Production and Expenses. The Company’s Q4 2023 total production is estimated at 185,000 barrels oil equivalent or approximately 2,011 barrels of oil equivalent per day (BOE/D) (approximately 64% oil), with estimated production revenue of approximately $9.9 million. Lease operating expenses including workovers trended higher than prior quarters and reflects a higher level of compliance-related activities. The Company’s general and administrative expenses are expected to be higher on a sequential basis in Q4 2023 resulting from legal costs regarding financing and operations. The Company is continuing its closing process and analysis of its results including the finalization of proved oil and gas reserves and would note that the 12-month trailing average WTI price for 2023 is $78/barrel versus $94/barrel in 2022 and natural gas is $2.64 per MMBtu for 2023 versus $6.36 per MMBtu in 2022.

Capital Investments. The Company expects its incurred capital expenditures from Q4 2023 to be approximately $18 million to $20 million. The bulk of the expenditures are related to the Starbuck Drilling Program. For 2024 to date, the Company estimates it has incurred Starbuck Drilling Program capital expenditures of between $7 million and $9 million.

Liquidity and Capital Resources. As of December 31, 2023, the Company’s working capital is expected to be a deficit of approximately $5 million, which is primarily driven by payables related to the Starbuck Drilling Program. The Company’s availability under its new credit facility was $5.5 million at December 31, 2023. An additional $2.7 million has been borrowed under the new credit facility during Q1 2024.

On February 16, 2024, the Company entered into a $5 million convertible bridge loan agreement with Energy Evolution Master Fund, Ltd, (“EEF”), the Company’s largest stockholder, with an initial amount of $2.5 million received on February 16, 2024. The loan matures on February 15, 2026, and the interest rate of 7% is payable in the Company’s stock on a quarterly basis. The additional $2.5 million can be drawn anytime in the next three months at the Company’s request.

Empire’s full fiscal year and Q4 2023 financial results are planned for release concurrently with the filing of its Form 10-K, which is currently estimated to be on March 28, 2024. The unaudited results or balances noted in this press release are preliminary and subject to adjustment. Actual results may differ materially from these estimates.

Mike Morrisett, President & Chief Executive Officer of Empire, commented, “We are extremely pleased to have the continued support of our major shareholders – Phil Mulacek and EEF – who in November 2023 invested $20 million, as described in our prior Form 8-K’s, to support our recent capital spending for the Starbuck Drilling Program.”

Mr. Morrisett continued, “The first four wells online have initially increased production in the Starbuck field to over 500%. We look forward to bringing more wells online in 2024. Also to note and described in a previous filed Form 8-K, we have recently established a new $10 million revolver facility with a regional bank focusing on our ongoing development efforts in North Dakota. I would like to thank our employees, field crew, vendors and consultants, who have worked tirelessly during the harsh winter elements.”

Phil Mulacek, Chairman of the Board of Empire, expanded, “During the recent development, we have learned a substantial amount about the technical backbone of the field and reservoir, as well as related enhanced drilling and completion techniques. The result has been material cost reductions on a per well basis, which creates the potential for excellent well economics within our North Dakota operations.”

Mr. Mulacek concluded, “We are exploring the additional formations in parallel to expand the drilling activities. Right now, we are awaiting core results and have commissioned seismic studies to put into place a much larger production program. We plan on further developing the Upper Charles Formation with enhanced oil recovery techniques and look forward to expanding the North Dakota development in the additional target zones in the second and third quarters of 2024. We are also excited about the development opportunities we see in our remaining attractive asset portfolio. This includes a near term focus on our New Mexico and Texas assets, including the potential to begin a pilot drilling program in New Mexico later this year. We look forward to keeping everyone apprised of our progress.”

ABOUT EMPIRE PETROLEUM

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota, Montana, and New Mexico. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

CONTACT

Empire Petroleum Corporation:

Mike Morrisett, President & CEO

539-444-8002

info@empirepetrocorp.com

Investor Relations:

Al Petrie Advisors

Wes Harris, Partner

281-740-1334

wes@alpetrie.com